Exhibit 99.1

TT Electronics to acquire Torotel

•	Combines Torotel, a Leader in Custom High Reliability Magnetics Assemblies, with TT Electronics plc, a Global Provider of Engineered Electronics for Performance-Critical Applications.
•	Broadens TT’s Power Electronics Capabilities With an Expanding U.S. Footprint

OLATHE, KS – September 17, 2020 – Torotel, Inc. (“Torotel”) (OTC: TTLO), today announced that it has entered into a definitive merger agreement with TT Electronics plc (“TT”) for TT to acquire Torotel for $43.4 million in cash. The transaction is expected to close in the fourth calendar quarter of 2020 and is subject to the approval of Torotel’s shareholders and regulatory conditions.

Torotel specializes in the custom design, manufacture and sale of a wide variety of precision magnetic components including electro-mechanical assemblies, high voltage transformers, dry-type transformers,  toroidal coils, inductors reactors and chokes for use in equipment such as aircraft navigational equipment, digital control devices, medical equipment, avionics equipment, down-hole drilling, conventional missile guidance systems, and other defense and commercial aerospace applications.

Commenting on the transaction, Herb Sizemore, Chairman, President and CEO of Torotel, stated, “We are very excited to join TT, a global provider of engineered electronics for performance critical applications. TT has a demonstrated commitment to continued investment in power devices for the aerospace and defense markets. We see this as a great opportunity for our employees to be part of a growing dynamic company. This acquisition enhances our existing customer relationships by leveraging our shared product offering, manufacturing expertise, and engineering capabilities.”

Terms of Transaction and Financing

TT’s $43.4 million offer results in merger consideration of $6.17 per share in cash to Torotel shareholders.  The transaction will be fully funded in cash by TT’s separately announced equity placement.

Consummation of the transaction is dependent upon approval of holders of two-thirds of Torotel’s outstanding shares and satisfaction of regulatory conditions.  In connection with Torotel’s entry into the definitive agreement, certain significant shareholders and each director and executive officer holding shares, who collectively own approximately 62% of Torotel’s outstanding shares, have signed voting agreements committing to vote their shares in favor of the transaction. Torotel will call a special meeting of its shareholders to approve the transaction and will file a Proxy Statement with the Securities and Exchange Commission in advance of the special meeting.   It is anticipated that the special meeting of Torotel’s shareholders to secure the necessary vote will be held during the fourth calendar quarter of 2020, with closing of the transaction occurring shortly thereafter.

About Torotel

Founded in 1956, Torotel is a leading designer and manufacturer of custom magnetics products primarily for the aerospace and defense industries. Torotel is headquartered in Olathe, Kansas and has operating facilities in Olathe and Hatfield, Pennsylvania. For additional information, visit Torotel’s website at http://www.torotelproducts.com/.

About TT Electronics

TT Electronics is a global provider of engineered electronics for performance-critical applications. TT operates in industries where there are structural growth drivers, working with market-leading customers primarily in aerospace and defense, medical and industrial sectors. Products designed and manufactured include sensors, power management devices and connectivity solutions. TT has design and manufacturing facilities including in the UK, US, Mexico, Sweden and Asia.

TT has three divisions. The Power and Connectivity division designs and manufactures power application products and connectivity devices which enable the capture and wireless transfer of data. TT collaborates with its customers to develop innovative solutions to optimize their electronic systems. The Global Manufacturing Solutions division provides manufacturing services and engineering solutions for its product divisions and to customers that often require a lower volume and higher mix of products. TT manufactures complex integrated product assemblies for its customers and provides engineering services including designing testing solutions and value-engineering. The Sensors and Specialist Components division works with customers to develop standard and customized solutions including sensors and power management devices. TT’s solutions improve the precision, speed and reliability of critical aspects of its customers’ applications.

Additional Information about the Proposed Transaction and Where You Can Find It

BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, TOROTEL SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

The proxy statement and other relevant materials, and any other documents filed by Torotel with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, shareholders of Torotel may obtain free copies of the documents filed with the SEC by contacting Torotel’s Chief Financial Officer at (913) 747-6111, or by writing to Chief Financial Officer, Torotel, 520 North Rogers Road, Olathe, Kansas 66062.

Forward Looking Statement

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of statements that include, but are not limited to, phrases such as “anticipate,” “believe,” “expect,” “future,” “intend,” “plan,” and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, the benefits of the proposed merger, the ability of Torotel to retain and hire key personnel and maintain relationships with its customers, suppliers, partners, and others with whom it does business, or on its operating results and businesses generally, Torotel’s ability to increase income streams, to grow revenue and earnings, the uncertainty in the financial markets in the wake of the COVID-19 pandemic and the effect of the COVID-19 pandemic on Torotel’s business and operating results. These statements are only predictions and are subject to certain risks, uncertainties, and assumptions, which include, but are not limited to, those identified and described in Torotel’s public filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Torotel does not undertake any obligation to update any forward-looking statements as a result of new information, future developments, or otherwise, except as expressly required by law.

Contact:

Torotel, Inc.
Heath Hancock, CFO
(913) 738-5289
Email:Inquiries@torotelproducts.com